Exhibit 99.1

UTMD Reports Audited Financial Performance for Fourth Quarter and Year 2016

Contact: Paul Richins	January 31, 2017
(801) 566-1200

Salt Lake City, Utah – Utah Medical Products, Inc. (Nasdaq: UTMD) concluded a year in 2016 in which Operating Income (OI) and Earnings Per Share (EPS) per U.S. Generally Accepted Accounting Principles (US GAAP) were up 3% despite weak demand from its largest distributor and, in the second half (2H) of the year, despite the change in the foreign currency exchange (FX) rate of the Great Britain Pound (GBP or £) relative to the U.S. Dollar (USD or $).

For the 2016 year as a whole, all the key profit margins improved. Profitability measures compared to the same time periods in the prior calendar year were as follows:

	4Q16	4Q15	2016	2015
Gross Profit Margin (GPM):	61.5%	61.5%	60.3%	60.2%
Operating Income Margin (OIM):	40.9%	39.7%	41.2%	39.0%
Net Income Margin (NIM):	30.7%	33.5%	30.9%	29.5%

Currency amounts in this report are in thousands, except per share amounts and where noted.

As in 2015, 2016 US GAAP EPS again benefited from the UK lowering its future corporate income tax rates from 18% to 17% beginning April 1, 2020.  A lower future rate reduces UTMD's current Deferred Tax Liability (DTL) balance, which resulted from recognizing the impact of non-deductible intangible asset amortization expense over the fifteen year life of the identifiable intangible assets (IIA) acquired in UTMD's 2011 acquisition of the Femcare Group.  Lower UK tax rates enacted in 2015 increased UTMD's NI by $351 and EPS by 9.3 cents/share. The lower rates enacted in 2016 increased UTMD's NI by $123 and EPS by 3.3 cents/share. Ignoring these DTL adjustments, UTMD's non-US GAAP NI and EPS increased 4% and 5%, respectively, in 2016 compared to 2015, exceeding management's 2-3% increase goal described in its beginning of year SEC Form 10-K.

Income Before Taxes (EBT) in 2016, which are not affected by DTL adjustments, were almost 6% higher than in 2015.

The excellent annual results were accomplished despite a substantially weak 4Q.  This is an example of UTMD's prior disclosures that results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.  In 4Q 2016 and year of 2016, UTMD's changes in US GAAP financial results compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Sales:	( 8%)	( 2%)
Gross Profit:	( 8%)	( 2%)
Operating Income:	( 5%)	+ 3%
Net Income:	(15%)	+ 2%
Earnings Per Share:	(15%)	+ 3%

For the sake of clarity, the DTL adjustment only affected UTMD's income tax provision, NI and EPS.  It did not affect the other income statement categories of revenues, gross profits (GP), OI or EBT. Without including the effect of reducing the income tax provision, UTMD's changes in NI and EPS (on a non-US GAAP basis) compared to the same time periods in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
NI:	( 9%)	+4%
EPS:	( 9%)	+5%

US GAAP NI for the 2016 calendar year was $12,128 compared to $11,843 in 2015, and EPS were $3.22 compared to $3.14 in 2015.  Without the DTL adjustment, non-US GAAP 2016 NI and EPS were $12,004 and $3.19 compared to $11,493 and $3.05 in 2015, respectively.  Without the DTL adjustments in both years, the NIM in 2016 was 30.6% compared to 28.6% in 2015. The Company believes that the presentation of results excluding the DTL and tax provision adjustments provides meaningful supplemental information to both management and investors that is indicative of UTMD's core operating results.

Excluding the noncash effects of depreciation, amortization of intangible assets, remeasured value of foreign currency bank balances and non-cash stock option expense, 2016 consolidated earnings before taxes plus interest expense (EBITDA) were $19,218 compared to $18,977 in 2015. The DTL adjustment did not affect this metric.  The primary item that led to higher EBITDA was the $877 (5.6%) higher EBT; which was offset by $300 lower IIA amortization, a $129 foreign currency gain instead of a $141 loss in the prior year, which reduced EBITDA on a comparative basis by $270, and $65 lower interest expense.

Income Statement Summary.
Total consolidated revenues were $860 (2%) lower in 2016 than in 2015. The two primary causes were 1) Filshie Clip System sales to UTMD's U.S. distributor, CooperSurgical, Inc. (CSI) were $1,298 (31%) lower, and 2) the impact of FX rates reduced foreign sales by $600 (5%).  Obviously, if sales to CSI had been the same as in 2015 and with constant FX currency, UTMD's total consolidated revenues would have been up $1,038 (+3%) instead of down.

The most significant negative impact on 2016 revenues compared to 2015 was the decline in Filshie Clip System sales to CSI.  Sales to CSI, which are included in UTMD domestic sales, are in fixed USD prices, so FX rates are not a factor.  The decline appears to be the result of CSI reducing its inventory of reusable classic applicators used to apply Filshie Clips on the Fallopian tubes.  Not the reason for the decline, but as a related event, in December 2016 after 2.5 years from date of submission of a supplemental PMA, the U.S. FDA approved the U.S. marketing of Femcare's Sterishot single use applicator for applying Filshie Clips.  Outside the U.S. (OUS), a majority of sterilization procedures utilize the Sterishot, which UTMD believes significantly improves the safety and effectiveness of the tubal ligation procedure.

As investors may recall, a significant portion of UTMD's sales are invoiced in foreign currencies. Sales in 4Q 2016 and year 2016 invoiced in foreign currencies would have been $193 and $600 higher, respectively, using 2015 FX rates (constant currency). The FX rate impact on 2016 total consolidated sales represented a 1.5% decline in total consolidated sales. The negative FX impact was due predominantly to the GBP in the 2H of 2016.  In the 2H 2016, the weaker GBP resulting from the June BREXIT referendum lowered the USD value of GBP sales by about 17%. In contrast, the larger negative FX impact in 2015 of $1,635, reducing foreign currency sales in USD terms 12% and total consolidated revenues 4%, resulted from weakness in all three foreign currencies. Due to the stronger USD, foreign currency sales have declined over the last two years from about 33% of total revenues to about 29%.  Although somewhat mitigated by the FX rate declines that have already taken place, the relative strength of the USD remains a risk factor for UTMD's top line.  The Company has been able to manage its overall business such that its GPM has been maintained, and its OIM and NIM have improved, while revenues have been negatively impacted by the FX rate changes.

Total domestic U.S. sales were down $876 (4%) in 2016, at $19,488 compared to $20,364 in 2015. Excluding sales to CSI, domestic sales were up $422 (+3%).  UTMD direct sales of its devices to domestic end-users were up slightly, and sales of components and finished devices to domestic OEM customers were up 15%.

International sales in 2016 were about the same as in 2015, $19,809 compared to $19,793, despite the $600 negative FX impact.  The primary reason was that sales to UTMD's distributor for its blood pressure monitoring kits in China, which are sold in fixed USD prices, were up $643.

The slightly higher 2016 GPM compared to 2015 despite lower revenues was due to maintaining consistent labor productivity due to UTMD's experienced labor force, restraining direct materials cost increases by purchasing higher quantities which resulted in growing raw materials inventories, and reducing overheads by better absorption from increasing work done internally in Ireland instead of by outside suppliers. Consolidated operating expenses (OE) were $1,031 lower for the year 2016 than in 2015. The lower GBP FX rate helped lower UK OE $401 despite GBP G&A OE being about the same. IIA amortization expense (included in UK G&A expense) was £1,599 in 2016 and £1,615 in 2015. When converted into USD at a lower FX rate in 2016, the difference was more significant:  $2,167 in 2016 compared to $2,467 in 2015, a UK OE reduction of $300. Similarly, other G&A OE in the UK were about the same at £504 in 2016 compared to £511 in 2015, but the difference in USD represented another G&A OE reduction in the UK of $101. S&M expense in the U.S. was $324 lower in 2016 largely because Congress suspended the Medical Device Excise Tax for two years after 2015, which was $283 in 2015.  U.S. G&A expenses were $162 lower in 2016 primarily from lower acquisition expense together with lower executive officer salaries and accrued bonuses. Total OE as a ratio of sales was 19.1% in 2016 compared to 21.3% in 2015.  With a GPM about the same as in the prior year, this created an improved OIM of 41.2% in 2016 compared to 39.0% in 2015.  The 2016 OIM generated $16,187 (+3%) OI in 2016 compared to $15,651 in 2015, despite 2% lower GP.

Non-operating expenses (NOE) in 2016 were $340 lower than in 2015. More precisely, UTMD had net non-operating income of $235 in 2016 compared to a net non-operating expense of $105 in 2015.  In 2015, UTMD had $65 interest expense on debt which was paid off in 2015.  The period-to-period remeasured value of EUR cash balances held in the UK and GBP balances held in Ireland generates a gain or loss which is booked at reporting period end as non-operating income or expense. Primarily as a result of the relative value of the EUR held in the UK, UTMD had a 2016 year-end remeasured currency gain of $129 compared to a $141 loss in 2015.

The combination of higher OI and lower NOE further enhanced Income Before Income Taxes (EBT) which were $16,422 (+6%) in 2016 compared to $15,545 in 2015.  The US GAAP income tax provisions were 26.1% of EBT in 2016 and 23.8% of EBT in 2015.  The provisions were substantially affected by DTL adjustments in both years.  Excluding the DTL adjustments, the non-US GAAP provisions were 26.9% in 2016 and 26.1% in 2015.  The higher provision in 2016 resulted from a higher portion of total income produced in the U.S., the highest income tax rate sovereignty.

NI in 2016 was $12,128 (+2%) compared to $11,843 in 2015.  The smaller year-to-year increase than EBT was the result of a higher income tax provision rate in 2016 and the larger DTL adjustment in 2015. Excluding the DTL adjustment in both years, non-US GAAP NI in 2016 was $12,004 (+4%) compared to $11,493 in 2015, which exceeded UTMD's beginning of 2016 target.

EPS in 2016 were enhanced by UTMD's repurchase of 50,000 of its shares in 4Q 2016 at a price of $57.00/ share.  Diluted shares outstanding (in thousands) used to calculate EPS were 3,766 for 2016 compared to 3,772 for 2015.  US GAAP EPS were $3.22 (+3%) in 2016 compared to $3.14 in 2015. The DTL adjustment helped EPS less in 2016 (+3.3 cents/ share) than in 2015 (+9.3 cents/share).  Ignoring the DTL adjustments, non-GAAP EPS were $3.19 (+5%) in 2016 compared to $3.05 in 2015.

Although UTMD missed its targets for revenues and GP in 2016 because of the impact of BREXIT on the GBP FX rate and the weak sales of the Filshie Clip System to CSI, it exceeded its targets for OI, NI and EPS. Management's projections for year 2017 will be included in the 2016 SEC Form 10-K which will be published by March 16.  Management is expecting better results in 2017.  In 2017, UTMD will begin distributing its devices directly to end users in Canada and France, which is expected to help improve sales and profits.  Given the size and expected continuance in 2017 of UTMD's U.S. portion of EBT, a possible reduction in the U.S. corporate income tax rate could have a substantial effect on NI and EPS.

Some additional details follow to augment the Income Statement summary above.

Revenues (Sales).
Total consolidated sales in 2016 were $39,298 (2%) compared to $40,157 in 2015.

Domestic U.S. sales in 2016 were $19,488 (50% of total consolidated sales) compared to $20,364 (51% of total sales) in 2015.  In 4Q 2016, domestic U.S. sales were $4,503 (51% of total sales) compared to $4,744 (50% of total sales) in 4Q 2015. The primary contributors to the 2016 total $876 (4%) lower domestic sales was $1,298 (31%) lower sales to CSI, Femcare's US distributor of the Filshie Clip System, and $380 (15%) higher sales of components and finished devices used in other companies' products (OEM customers). Excluding sales to CSI, domestic U.S. sales in 2016 were $16,561 (+3%) compared to $16,138 in 2015. Direct sales of UTMD finished devices to domestic end-users were $43 (0%) higher. By product category, domestic direct sales of neonatal products were $4,042 (7% lower), labor & delivery (L&D) products $3,868 (1% lower), BPM products $870 (11% higher) and gynecology/urology products excluding the Filshie Clip System $4,844 (7% higher).  The lower neonatal product sales were due to a conversion of UTMD's Nutri-Lok enteral feeding devices by some customers as a result of a new ENFIT FDA recommended standard, and to a mid-year short term inability to meet orders as a result of inadequate production planning.

About 29% of UTMD's USD-equivalent total consolidated sales in 2016 were invoiced in foreign currencies.  The GBP, EUR and AUD converted sales represented 12%, 11% and 6% of total 2016 consolidated USD sales, respectively.  This compares to 15%, 8% and 6% of total 2015 consolidated USD sales, respectively. Fifty-eight percent of (USD denominated) 2016 international sales were invoiced in foreign currencies compared to 60% in 2015.

UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 4Q 2016 and year 2016 compared to the same periods in 2015 follow:
	4Q 16	4Q 15	Change	2016	2015	Change
GBP	1.243	1.518	(18.1%)	1.360	1.528	(11.0%)
EUR	1.073	1.084	( 1.0%)	1.105	1.105	+0.1%
AUD	0.751	0.720	+4.3%	0.745	0.750	( 0.7%)
Sales Weighted Average			( 6.9%)			( 4.8%)

If UTMD's 2016 foreign currency sales were converted to USD at the same foreign currency exchange (FX) rates as in 2015, UTMD's foreign currency portion of its sales would have been $600 higher, i.e. about 5% higher on a foreign currency sales weighted-average basis. Constant currency 2015 foreign currency sales would have been $1,635 higher using the prior year's FX rates, i.e. about 12% higher on a foreign currency sales weighted-average basis.

International sales in 2016 were $19,809 compared to $19,793 in 2015.  Sales were about the same in both years as the $600 negative FX rate impact in 2016 was offset by $643 higher sales of BPM kits to UTMD's China distributor.  In 4Q 2016, international sales were $4,349 (10% lower) compared to $4,839 in 4Q 2015.  The $490 lower 4Q 2016 international sales were due to the 18% decline in the value of the GBP - GBP sales would have been $207 higher on a constant currency basis – lower sales to distributors covering Canada and France due to termination of those relationships at the end of 2016, and a low order pattern quarter for BPM kit distributors in South America.

USD-denominated trade (excludes intercompany) sales of devices to international customers by UTMD's Ireland facility (UTMD Ltd) were up $1,179 (+20%) for 2016 compared to 2015 because 1) the FX rate for the EUR was about the same for the year,  2) BPM kit sales to UTMD's China distributor were $643 higher, and 3) Filshie Sterishot kits manufactured in Ireland and shipped directly to international distributors were $276 (+12%) higher compared to 2015. In EUR terms, UTMD Ltd 2016 sales including intercompany shipments were up 18% for the year.  Ireland's international trade sales in 4Q 2016 were down $100 compared to 4Q 2015 as a result of terminating Sterishot shipments to UTMD's Canada and France distributors.

USD-denominated 2016 trade sales of devices to domestic UK and international customers of Femcare-Nikomed, Ltd (UK subsidiary), excluding intercompany sales, were down $851 (15%) compared to 2015, partly due to the weaker GBP but also due to the continued conversion of international Sterishot kit shipments to Ireland. In GBP terms, 2016 UK subsidiary sales including intercompany shipments were down 11% for the year.  UK subsidiary USD-denominated trade sales in 4Q 2016 were 19% lower than in 4Q 2015.  But in GBP terms, 4Q 2016 UK subsidiary trade sales were down only 1% compared to 4Q 2015.

USD-denominated sales of devices to end-users in Australia by Femcare's Australia distribution subsidiary (Femcare Australia) were down 7% in 2016 compared to the previous year.  The FX rate for the AUD did not significantly adversely affect USD-denominated AUD sales as it did in 2015.

Looking forward to 2017, UTMD's results will depend on an FX rate for an additional foreign currency, the Canadian Dollar.  On the average, UTMD expects a continued negative FX impact on revenues in 2017.

Gross Profit (GP).
As described in the Income Statement Summary, UTMD's average GPM improved slightly in 2016 despite the negative FX headwinds for U.S. manufactured components and lower total sales. A better utilization of fixed manufacturing overhead costs in both Ireland and the U.S., a decision to expand raw materials inventory temporarily to take advantage of quantity discounts and to preempt expected cost increases, and the continued productivity of UTMD's very experienced work force all helped achieve the consolidated 60.3% GPM. Looking forward to the 2017 GPM, UTMD expects the GPM impact of increased manufacturing costs to be offset by the increase in sales from the prior distributor margin (without concomitant cost of goods sold) resulting from selling directly to end user facilities in Canada and France.

Operating Income (OI).
OI results from subtracting OE from GP.  OI in 2016 was $16,187 (41.2% of sales) compared to $15,651 in 2015 (39.0% of sales).  In 4Q 2016, UTMD's OI was $3,621 (40.9% of sales) compared to OI of $3,806 (39.7% of sales) in 4Q 2015.

The 2016 OE of $7,503 (19.1% of sales) were $1,031 lower than the 2015 OE of $8,534 (21.3% of sales). OE in 4Q 2016 were $1,819 (20.5% of sales) compared to $2,088 (21.8% of sales). The higher OE percentage of sales in the 4Q of each year were due to lower 4Q sales not higher 4Q expenses.

Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  G&A expenses were $5,355 (13.6% of 2016 sales) compared to $5,848 (14.6% of 2015 sales). Amortization of the acquired Femcare identifiable intangible assets (IIA) is part of G&A expenses. Because of the change in the GBP FX rate, noncash amortization expense of Femcare IIA in G&A OE was 5.5% of consolidated total sales in 2016 compared to 6.1% of sales in 2015, despite the fact that the actual GBP expense was only slightly lower. The IIA amortization expense ($2,167 in 2016 and $2,467 in 2015) will continue until March 2026 (or until the value of remaining IIA becomes impaired). S&M expenses were $1,673 (4.3% of 2016 sales) compared to $2,164 (5.4% of 2015 sales). Consolidated S&M expenses were substantially lower primarily as a result of the 2016 suspension of the MDET in the U.S. which was $283 in 2015, and the lower GBP FX rate for UK S&M expenses which were $118 lower than in 2015. R&D expenses were $475 (1.2% of 2016 sales) compared to $522 (1.3% of 2015 sales).

Income Before Tax (EBT).
EBT results from subtracting non-operating expenses (NOE) from OI. Despite sales which were $860 (2.1%) lower in 2016 compared to 2015, EBT was $877 (+5.6%) higher.  EBT in 2016 was $16,422 (41.8% of sales) compared to $15,545 (38.7% of sales) in 2015. Non-operating income in 2016 was $235 compared to $105 net NOE in 2015.  The causes for the NOE differences are explained in the Income Statement Summary.

As a side note, the 2016 and 2015 EBT and all other income statement measures above the EBT line in the Income Statements were unaffected by the reduction in the DTL and income tax provisions triggered as a result of changes in UK corporate income tax rates enacted in November 2015 and in September 2016.

Net Income (NI) and Return on Shareholder Equity (ROE).
NI results from subtracting a provision for estimated income taxes from EBT.  The consolidated US GAAP income tax provision rate for 2016 was 26.1% of EBT compared to 23.8% in 2015. As noted above, the rate in both years was affected by a reduction in the tax provision due to an adjustment in UTMD's deferred tax liability (DTL) for future tax periods. The reduction in tax provision, which equates to an increase in NI, was $123 in 2016 and $351 in 2015. For comparison, the non-US GAAP provision rates, excluding the DTL adjustment, was 26.9% in 2016 and 26.1% in 2015. The difference in the non-US GAAP rates was due to the mix of income generated in sovereignties with different tax rates.  UTMD's effective tax rate in the U.S. after allowable deductions is about 34.3%. The rate in Australia is 30%.  The current UK rate before a special deduction for profits generated by patented products is 20%.  Ireland's tax rate is 12.5%.

UTMD's US GAAP NI in 2016 was $12,128 (30.9% of consolidated sales) compared to $11,843 (29.5% of sales) in 2015. US GAAP NI was up 2.4%.  The non-US GAAP NI (before applying the applicable $123 or $351 tax reduction to the provision due to the reduction in the DTL) in 2016 was $12,004 (30.6% of sales) compared to $11,493 (28.6% of sales) in 2015.  Excluding the benefit of the DTL adjustments, UTMD's 2016 non-US GAAP NI was up 4.5% when 2016 revenues were down 2.1% compared to 2015.

Maintaining a high ROE is a key management objective for UTMD. ROE is the quotient of NI divided by average Stockholders' Equity (ASE).  Although UTMD's high NIM continued to drive its ROE in 2016, a repurchase of 50,000 shares for $2,850 in 4Q 2016 also helped. Dividends and the cost of share repurchases reduce ASE, lowering the denominator in calculating ROE.  Despite the $6,766 reduction in ASE, ASE increased $2,343 (+3.5%) in 2016.  US GAAP NI increased 2.4%.  ROE was slightly diluted from the higher increase in ASE than in NI. UTMD achieved an ROE (prior to the payment of cash dividends) of 17.5% in 2016 compared to 17.6% in 2015.

Earnings Per Share (EPS).
Outstanding shares at the end of 2016 were 3,713,100 compared to 3,751,200 at the end of 2015. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2016 was 74,672 shares at an average exercise price of $46.62/ share, including shares awarded but not vested. This compares to 62,100 unexercised option shares outstanding at the end of 2015 at an average exercise price of $38.69/ share. UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 15,100 in 4Q 2016 compared to 16,400 in 4Q 2015, and 14,600 for the year 2016 compared to 19,400 in 2015. The decrease in dilution was due to exercises of options in 2016, future option compensation expense and the November share repurchase. In November 2016, 28,000 option shares were awarded to 41 employees at an exercise price of $58.50 per share. No options were awarded in 2015.

UTMD paid $3,916 in cash dividends ($1.045/share) to its shareholders in 2016 compared to $3,846 ($1.025/share) in 2015. Dividends paid to shareholders during 2016 were 32% of NI and EPS.

UTMD repurchased 50,000 of its shares from an institutional investor in November 2016 at $57.00/ share. In 2015, UTMD repurchased 13,000 of its shares in the open market at $52.54/ share including commissions and fees. The Company retains the strong desire and financial ability for repurchasing its shares at a price that is attractive for remaining shareholders. A record UTMD closing share price of $72.75 occurred at the end of 2016, up 24% from the $58.54 closing price at the end of 2015.

Balance Sheet Summary.
At the end of 2016, UTMD had $76.6 million in total assets including $26.4 million in cash and investments, and no bank debt.  In comparison, at the end of 2015, UTMD had $23.3 million in cash and investments as part of $79.2 million in total assets. 2016 ending intangible assets declined to 41% of total assets from 49% at the end of 2015. Stockholders' Equity at the end of 2016 was $69.2 million compared to $69.6 million at the end of 2015. In 2016, Stockholders' Equity was reduced $6.8 million by payment of shareholder cash dividends and share repurchases.

Highlights.
1)  Cash and investment balances increased $3.0 million even though the Company distributed $3.9 million in cash payments to shareholders, repurchased $2.9 million of its stock and used $3.3 million in cash for PP&E: 1) to upgrade its Utah facility and equipment, 2) purchase a 5,000 square foot distribution facility in Canada, and 3) purchase a 36,000 square foot facility in the UK to replace its leased facility when the lease expires in early 2018.
2)  The Deferred Tax Liability resulting from the amortization of Identifiable Intangible Assets from the Femcare acquisition declined $1.2 million.
3)  The net book value of Intangible Assets declined $7.2 million.
4)  UTMD owns two new facilities.

Financial Ratios as of December 31, 2016.
1)  Current Ratio = 11.5
2)  Days in Trade Receivables (based on 4Q sales activity) = 32
3)  Average Inventory Turns (based on year 2016 CGS) = 3.6
4)  2016 ROE = 17% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care "reforms", fluctuation in foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD's public disclosure filings with the SEC. The 2016 SEC Form 10-K will be filed on or before March 16, 2017.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2016	4Q 2015	Percent Change
Net Sales	$8,852	$9,582	(7.6%)
Gross Profit	5,440	5,894	(7.7%)
Operating Income	3,621	3,806	(4.9%)
Income Before Tax	3,650	3,826	(4.6%)
Net Income	2,717	3,211	(15.4%)
Earnings Per Share	$0.725	$0.852	(15.0%)
Shares Outstanding (diluted)	3,749	3,767

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2016	2015	Percent Change
Net Sales	$39,298	$40,157	(2.1%)
Gross Profit	23,690	24,185	(2.0%)
Operating Income	16,187	15,651	+ 3.4%
Income Before Tax	16,422	15,545	+ 5.6%
Net Income	12,128	11,843	+ 2.4%
Earnings Per Share	$3.220	$3.140	+ 2.6%
Shares Outstanding (diluted)	3,766	3,772

BALANCE SHEET
(in thousands)	(audited) DEC 31, 2016	(unaudited) SEP 30, 2016	(audited) DEC 31, 2015
Assets
Cash & Investments	$26,360	$31,607	$23,333
Accounts & Other Receivables, Net	3,211	5,029	4,563
Inventories	4,542	4,529	4,196
Other Current Assets	754	738	781
Total Current Assets	34,867	41,903	32,873
Property & Equipment, Net	9,966	7,301	7,369
Intangible Assets, Net	31,751	33,612	38,933
Total Assets	$76,584	$82,816	$79,175
Liabilities & Shareholders' Equity
Total Current Liabilities	3,022	5,528	4,066
Deferred Tax Liability – Intangibles Deferred Income Taxes	3,209 1,109	3,612 1,004	4,452 1,009
Shareholders' Equity	69,244	72,672	69,648
Total Liabilities & Shareholders' Equity	$76,584	$82,816	$79,175